Fifth Amendment to the
DTE Energy Company Executive Supplemental Retirement Plan
(Amended and Restated Effective January 1, 2005)

Recitals

A.    DTE Energy Company (the “Company”) adopted the DTE Energy Company Executive Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005) (the “Plan”) to enable the Company to attract and retain executives.

B.    The Organization and Compensation Committee (the “Committee”) of the Company’s Board of Directors is authorized to amend the Plan.

C.    By a resolution properly adopted on May 5, 2021, the Committee adopted the following amendment to the Plan to provide accelerated vesting to certain Plan Participants in connection with a Company-initiated transaction.

Plan Amendment

The DTE Energy Company Executive Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005) is amended as follows:

1.    Section 7.01(d) is added as follows:

    Section 7 – Vesting of Benefits

    7.01    General

        (d)    Vesting of DT Midstream, Inc. Employees. This Section 7.01(d) supersedes any conflicting provision of the Plan regarding vesting. As of the corporate effective date of the spin-off of DT Midstream, Inc. (“Midstream”) as an Affiliated Company (the “Distribution Date”), any Participant who accepts a Midstream employment offer on or before the Distribution Date and who is a Midstream employee on the Distribution Date will be 100% vested in the Participant’s Account to the extent required by the Employee Matters Agreement between the Company and Midstream (“Midstream Agreement”). A Participant who accepts a Midstream employment offer and becomes a Midstream employee after the Distribution Date will be 100% vested in the Participant’s Account to the extent required by the Midstream Agreement.

DTE Energy Company has caused this Fifth Amendment to be executed on the 5th day of May 2021.
DTE ENERGY COMPANY

By: /s/Diane M. Antishin_______________
Diane M. Antishin
Vice President – Human Resources and Chief Diversity and Inclusion Officer